FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 8, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Updates Status of Lisewo Well;
Reports Progress on Plawce, Kutno and Machnatka Wells

Salt Lake City, February 8, 2011 – FX Energy, Inc. (NASDAQ: FXEN) provided the following update on the Company’s current operations in Poland.

Lisewo Well

The Lisewo well has been drilled to total depth and logged, indicating a substantial pay zone with excellent porosity.  The operator has elected to run a drill stem test at the gas water contact/transition zone this week.  This will be followed next week by a full production test to determine the maximum open flow rate and the production rate.  Additional information from the tests will be available following completion of these tests.

Lisewo is a 3-D defined Rotliegend structural target located in the Polish Oil and Gas Company’s (PGNiG) 880,000 acre Fences concession in western Poland.  PGNiG is the operator of the Lisewo well and owns 51%.  FX Energy owns 49%.

Plawce Well

The tender to select the drilling rig for the Plawce tight gas well is complete.  Nafta Pila has been selected as drilling contractor.  The Plawce well is planned to test a tight Rotliegend sandstone target, and is designed to include a horizontal leg in the target reservoir.  The spud date for the Plawce well is scheduled for the 2nd quarter of 2011.  PGNiG is operator of the Plawce well and owns 51%.  FX Energy owns 49%.

Machnatka Well

A tender to select the rig to drill the Machnatka well on the Company’s Warsaw South concession will be issued later this month.  The Company plans to spud the Machnatka well in the second quarter of 2011.  Machnatka is the Company’s first well in the Warsaw South concession and is planned to test a 2-D defined Permian and/or Carboniferous target.  FX Energy is operator and owns 100%.  Under the terms of a previously announced Letter of Intent, PGNiG may earn 49% interest.

Kutno Well

The Company is issuing a tender to select the drilling contractor for the first well in the Kutno concession.  The Company expects to spud the well in the third quarter of 2011.  Kutno is a deep Rotliegend structure covering approximately 35,000 acres.  FX Energy is operator and owns 100%.  Subject to the terms of previously announced Letters of Intent, PGNiG and Kulczyk Investments may earn 50% and 25% interests respectively.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.